EXHIBIT 23.1

                         CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in this Registration Statement on Amendment No. 1 to Form S-2 of our report dated August 19, 2003, except for Note 11, as to which the date is September 5, 2003, on the consolidated financial statements of QT 5, Inc. as of June 30, 2003, and for each of the years in the two-year period then ended, which report is included in QT 5, Inc.'s Transition Report on Form 10-KSB filed with the Securities and Exchange Commission on September 23, 2003. We also consent to the reference to us as it appears in the caption "Experts" in the Prospectus.

/S/ CORBIN & COMPANY, LLP

Irvine, California
September 1, 2004